Exhibit 99.1

For immediate release

For further information contact:

Ray Schmitz

Vice President and Chief Financial Officer

(214) 561-7503

ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES FIRST QUARTER

FISCAL YEAR 2005 RESULTS

First Quarter Highlights:

•                  Sales increase 9.3% to $77 million.

•                  Operating income increases 40% to $5.1 million.

•                  Net income increases 41% to $3.2 million, $0.27 per fully diluted share.

•                  Long-term debt reduced by $1.7 million (17%) to $8.3 million.

December 1, 2004 — Dallas, Texas — Dynamex Inc. (Amex: DDN), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.2 million or $0.27 fully diluted net income per share for the FY 2005 first quarter compared to $2.3 million or $0.20 per fully diluted share in the prior year.

Sales increased 9.3% to $77 million in the FY 2005 first quarter compared to the prior year.  The current year quarter had one less business day than the prior year quarter.  On a sales per day basis, sales increased 10.9% in the current year quarter versus the prior year.  The exchange rate between the Canadian dollar and the U.S. dollar was 5.9% higher this quarter than the same quarter last year.  Excluding the impact of the stronger Canadian dollar, sales per day increased 8.8% this quarter compared to the prior year.

Selling, general and administrative (“SG&A”) expenses increased 5.9% to $16.4 million this quarter compared to the same quarter last year.  Over thirty percent of the increase is attributable to the stronger Canadian dollar.  As a percentage of sales, SG&A expenses were 21.4% in current year quarter compared to 22.1% in the prior year.

Operating income increased 40% over the prior year quarter to $5.1 million.  This increase is primarily attributable to higher sales as well as a higher gross profit percentage and a lower SG&A percentage.

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Income tax expense was $1.8 million, 37% of income before taxes in the current year quarter compared to $1.2 million, 34% of income before taxes in the prior year.  The prior year period benefited from available, but unrecognized U.S. federal net operating loss carryforwards that were used to offset U.S. taxable income.

First Quarter Highlights

“We are pleased with our fiscal first quarter performance as it demonstrates that our business is on track with our expectations for the fiscal year,” said Dynamex Chairman and CEO, Rick McClelland.  “Solid improvements were made in every financial measure versus the same period last year.  We also continued to improve our balance sheet, reducing our long-term debt by 17%. Operationally, we continued to strengthen our sales organization, existing account management, quality processes and technology platforms, all of which continue to solidify our leadership position and expand our market share in the same day transportation and logistics services industry in the U.S. and Canada.

“As we move into fiscal year 2005 and beyond, our goals remain very clear,” McClelland continued.  “We will continue to make strategic investments in systems and people to capitalize on the extremely large $15 billion opportunity that exists in the North American same-day delivery and logistics industry.  This strategy combined with our non-asset based business model that keeps costs in check with revenue will allow us to continue to achieve our never-ending goal of delivering solid returns to our shareholders.

“Our momentum in the marketplace was very strong during the last several months as we added a substantial amount of new business spread across multiple industries including automotive, publishing, construction, electrical supply, mail services, industrial supplies, business forms, government, healthcare, office supplies and third-party logistics providers,” McClelland concluded.  “We expect this additional new business to generate more than $15 million in incremental sales on an annual basis when fully operational.  The last few months have certainly confirmed our belief that Dynamex is getting off to a strong start in the fiscal year.”

Long-Term Debt

Total long-term debt was $8.3 million at October 31, 2004 compared to $10 million at July 31, 2004, a reduction of approximately 17%.  We expect to pay-down the remaining balance by the end of this fiscal year.

Margins

The gross margin was 28.6% of sales in the current quarter, unchanged from the fourth quarter of FY 2004 but higher than the 28.0% in the same quarter last year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $5.5 million, a record quarterly amount and a 30% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).  EBITDA, as a percentage of sales, was 7.2%, up from 6.1% in the prior year primarily due to increased gross profit from higher sales.

Cash Flow from Operations

Net cash used in operating activities was $1.7 million compared to $129,000 provided in the prior year.  This decrease is attributable to additional working capital requirements in the current year.  Cash was required to prepay insurance premiums this year as opposed to the prior year, when insurance premiums were billed and paid on a monthly basis.  Accounts receivable also required additional cash due primarily to increased sales this year.  Net cash provided from operations before working capital changes was $5.0 million in the current year compared to $3.5 million in the prior year, a 42% increase.

Depreciation and Amortization

Depreciation and amortization (“D&A”) in the current quarter decreased to $376,000 from $512,000 in the first quarter last year, due in large part, to lower levels of capital expenditures in recent years.  As a percent of sales, D&A was 0.5% compared to 0.7% in the prior year.

Interest Expense

Interest expense for the three months ended October 31, 2004 was $157,000, 53% below the prior year period.  This decrease is primarily attributable to lower outstanding debt and reduced financing costs related to refinancing the bank credit facility in the second quarter of FY 2004.

Outlook

The following outlook for FY 2005 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.

The Company continues to expect year-over-year sales growth of between 8% and 12% for FY 2005.

The Company expects FY 2005 net income to range from $1.00 to $1.10 per fully diluted share.

Investor Call

The Company will host an investor conference call on Thursday, December 2, 2004 at 10:00 a.m. Central Standard Time.  All interested parties may access the call Toll-Free at 1-877-407-8289.  A participant will need the following information to access the conference call:  Company name – “Dynamex”.  A telephone replay of the conference call will be available through December 9, 2004 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 125349.

The conference call will also be available on the Internet through CCBN’s website, located at www.fulldisclosure.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

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Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

DYNAMEX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	October 31, 2004	July 31, 2004
	(Unaudited)

ASSETS

CURRENT
Cash and cash equivalents	$4,712	$7,927
Accounts receivable (net of allowance for doubtful accounts of $822 and $751, respectively)	31,351	27,355
Prepaid and other current assets	4,109	1,825
Deferred income tax	2,010	2,359
Total current assets	42,182	39,466

Property and equipment - net	5,043	4,731
Goodwill	46,118	45,271
Intangibles - net	461	475
Deferred income taxes	10,168	10,910
Other assets	1,346	1,219
Total assets	$105,318	$102,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$6,578	$5,216
Accrued liabilities	15,919	17,546
Total current liabilities	22,497	22,762

Long-term debt	8,310	10,000
Total liabilities	30,807	32,762

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,486 and 11,435 outstanding, respectively	115	114
Additional paid-in capital	75,783	75,309
Accumulated deficit	(4,244)	(7,417)
Unrealized foreign currency translation adjustment	2,857	1,304
TOTAL STOCKHOLDERS’ EQUITY	74,511	69,310
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$105,318	$102,072

DYNAMEX INC.

CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands except per share data)

	Three months ended October 31,

	2004	2003
	(Unaudited)

Sales	$76,560	$70,073

Cost of sales:
Purchased transportation	48,437	43,945
Other	6,241	6,505
	54,678	50,450

Gross profit	21,882	19,623

Selling, general and administrative
expenses
Salaries, wages & employee benefits	11,387	10,867
Other	5,007	4,617
	16,394	15,484

Depreciation and amortization	376	512
(Gain) loss on disposal of property and equipment	5	(19)

Operating income	5,107	3,646

Interest expense	157	332
Other (income) expense	(50)	(88)

Income before taxes	5,000	3,402

Income tax expense	1,827	1,152

Net income	$3,173	$2,250

Basic earnings per common share:	$0.28	$0.20
Diluted earnings per common share:	$0.27	$0.20

Weighted average shares:
Common shares outstanding	11,445	11,237
Adjusted common shares - assuming exercise of stock options	11,695	11,515

DYNAMEX INC.

CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

(in thousands except percentage data)

(Unaudited)

Continued

	Three months ended October 31,
	2004	2003

Selected items as a percentage of sales:
Sales	100.0%	100.0%
Cost of sales:
Purchased transportation	63.3%	62.7%
Other	8.1%	9.3%
	71.4%	72.0%
Gross profit	28.6%	28.0%
Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.9%	15.5%
Other	6.5%	6.6%
	21.4%	22.1%

Depreciation and amortization	0.5%	0.7%
(Gain) loss on disposal of property and equipment	0.0%	0.0%

Operating income	6.7%	5.2%

EBITDA Margin	7.2%	6.1%
EBITDA	$5,533	$4,246

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,173	$2,250
Adjustments:
Income tax expense	1,827	1,152
Interest expense	157	332
Depreciation and amortization	376	512
EBITDA	$5,533	$4,246

	Three months ended October 31,
	2004		2003
Sales by Service Type
On Demand	$30,640	40.0%	$30,712	43.8%
Scheduled/Distribution	22,062	28.8%	18,475	26.4%
Outsourcing	23,858	31.2%	20,886	29.8%
Total Sales	$76,560	100.0%	$70,073	100.0%
Sales by Country
United States	$51,228	66.9%	$46,166	65.9%
Canada	25,332	33.1%	23,907	34.1%
Total Sales	$76,560	100.0%	$70,073	100.0%

DYNAMEX INC.

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(in thousands)

(Unaudited)

	Three months ended October 31,
	2004	2003

OPERATING ACTIVITIES
Net income	$3,173	$2,250
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	376	512
Amortization of bank financing fees	8	64
Provision for losses on accounts receivable	175	203
Stock option compensation	80	49
Deferred income taxes	1,092	493
Tax benefit realized on exercise of stock options	126	—
(Gain) loss on disposal of property and equipment	5	(19)
Changes in current operating assets and liabilities:
Accounts receivable	(4,171)	(3,203)
Prepaids and other assets	(2,259)	268
Accounts payable and accrued liabilities	(263)	(488)
Net cash (used in) provided by operating activities	(1,658)	129

INVESTING ACTIVITIES
Purchase of property and equipment	(615)	(928)
Net proceeds from disposal of property and equipment	—	10
Purchase of deferred compensation investments	(154)	—
Net cash used in investing activities	(769)	(918)

FINANCING ACTIVITIES
Principal payments on long-term debt	(1,700)	(1,604)
Net borrowings under line of credit	—	1,000
Net proceeds from sale of common stock	268	107
Other assets and deferred offering costs	—	(190)
Net cash used in financing activities	(1,432)	(687)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	644	373

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,215)	(1,103)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,927	4,338
CASH AND CASH EQUIVALENTS, END OF YEAR	$4,712	$3,235

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$112	$282
Cash paid for taxes	$855	$462

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